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                                              Exhibit 99
                                              Press Release

NEWS                                          The Dial Corp
RELEASE                                       1850 North Central Avenue
                                              Phoenix, AZ 85004

                                              phone 602-207-5600

                                              contact:
                                                 William H. Peltier
                                                 602-207-5812
                                                 wpeltierdl@aol.com


THE DIAL CORP ANNOUNCES STRATEGIC RESTRUCTURING PLAN

Dial Will Separate Into Two Companies:
Stockholders To Own Equal Shares of Each Company

Restructuring Will Allow Each Company To Optimally Pursue
Its Own Growth Plans

Separation Expected To Be Completed By Year-End


PHOENIX, Ariz., Feb. 15, 1996 -- The Dial Corp (DL:NYSE) today announced plans for a strategic restructuring which will separate Dial into two publicly-traded companies, one comprised of its well-known $1.3 billion consumer products business, the other its $2.2 billion services business. The Dial board of directors unanimously approved the restructuring at a meeting held in Phoenix today.
      Under the plan, Dial's consumer products business will become a new, independent, publicly-traded company, under the Dial name. Stockholders are expected to receive one share of the consumer products company for each Dial share they own. Both companies are expected to trade on the New York Stock Exchange. The separation is expected to be completed by year-end 1996. The transaction, which is intended to be tax-free, is subject to the receipt of a ruling from the Internal Revenue Service and confirmation that each of the two resulting companies will retain investment-grade credit ratings. Dial also said the current dividend will not be affected by the transaction.
      Dial Chairman and Chief Executive Officer John W. Teets said, "This strategic restructuring makes excellent sense. By splitting Dial into two separate, publicly-traded companies, we believe we are setting the stage so that each company can optimally pursue its own growth plans without constraints.
      "Despite our long history of growth, the fact remains that we are perceived as a conglomerate and as a result have been accorded a discounted price/earnings multiple in the marketplace. This discounted value of our true worth has impaired our financial flexibility and growth options. We believe this plan will help unlock the intrinsic value of Dial and place both companies on an aggressive, new, growth track," said Teets.
      "Under this plan, the new consumer products company will be a 'pure play,' with access to more fairly-priced capital and, we expect, a price/earnings multiple competitive with that of its peers. The services company will be free to more aggressively pursue acquisition opportunities in the fragmented markets in which it operates without the fear of upsetting the balance in Dial's existing mix of businesses. The separation will also allow securities analysts, lenders and investors to make more focused investment and lending decisions based on each company's merits," said Teets.
      Teets said both companies will remain headquartered in Phoenix.
      For Dial, this separation strategy is a continuation of the company's highly successful restructuring activities. In 1992, the company completed a similarly structured transaction with the spin-off of GFC Financial Corporation (since renamed FINOVA) to Dial stockholders, which has proven very successful. "The enormous success of the FINOVA spin-off has reaffirmed our belief that the benefits of independence can result in significant stockholder value creation," said Teets. "We believe strongly that the separation of our existing businesses will similarly accrue substantial benefits to each company and their respective stockholders."
      The newly independent consumer products company, which will take the name The Dial Corp, had 1995 revenues in excess of $1.3 billion. It will include familiar brand-name products such as the Dial family of soap products:
Liquid Dial, Dial Ultra, Dial Plus, Dial For Kids, Tone and the new line of skin-care products--Kaya and Nature's Accents; the Purex detergent line of Liquid and Dry, Clear, Ultra and Ultra Baby Soft detergents; Renuzit air-freshener products and carpet and room deodorizers; Brillo cleaning pads; Armour Star canned meats; and Breck hair-care products.
      The services company, to be named later this year, had 1995 revenues in excess of $2.2 billion. The services businesses have increased revenues and operating income rapidly over the past two years, through both internal growth and a number of acquisitions. The Dial services company will consist of:
      * Airline catering and services--this includes Dobbs International, the largest airline caterer, and Aircraft Services Inc., which provides airport ground services.
      * Convention services--a market-leading contractor for the tradeshow and exhibition industry, which includes GES Exposition Services and Exhibitgroup/Giltspur, Inc.
      * Leisure and payment services--which includes Travelers Express, the nation's leading issuer of money orders and a major processor of official checks and share drafts for banks and credit unions; Restaura, a leading foodservice company; a number of travel, vacation and tour operating companies, including Premier Cruise Lines; and a majority stake in Greyhound Lines of Canada.
      This release does not constitute an offer to sell securities. An information statement with respect to the new companies will be filed with the Securities and Exchange Commission and mailed to stockholders at a later date.
      The Dial Corp is being advised by the investment banking firms of Gleacher NatWest and Salomon Brothers.
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MAJOR EVENTS IN DIAL CORPORATE HISTORY

1914 . . . Formed original bus line (Greyhound Lines Inc.) 1940 . . . Formed Greyhound Lines of Canada, Ltd.
1964 . . . Acquired Restaura, Inc.
1965 . . . Acquired Brewster Transport Company Limited
1965 . . . Acquired Travelers Express Company, Inc.
1968 . . . Acquired Aircraft Service International, Inc. 1968 . . . Formed Greyhound Leisure Services, Inc.
1968 . . . Acquired Exhibitgroup Inc.
1969 . . . Acquired GES Exposition Services, Inc.
1970 . . . Acquired Armour and Company
           (including Armour-Dial, Inc.)
1978 . . . Formed Armour International Company
1981 . . . Acquired Glacier Park, Inc.
1982 . . . John W. Teets named Chairman/CEO
1983 . . . Sold Armour Food Company
1983 . . . Formed Premier Cruise Lines, Ltd.
1985 . . . Acquired Purex (laundry products)
1986 . . . Acquired Jetsave, Ltd.
1986 . . . Sold Greyhound Capital Corporation
1987 . . . Acquired Dobbs International Services, Inc.
1987 . . . Sold Greyhound Lines, Inc. (U.S.)
1988 . . . Acquired Borax products
1989 . . . Acquired Republic Money Orders, Inc.
           (merged into Travelers Express in 1990)
1991 . . . Changed name to The Dial Corp
1991 . . . Acquired Crystal Holidays, Inc.
1991 . . . Sold Dobbs Houses
1992 . . . Acquired Gray Coach (Canada)
1992 . . . Spun off financial group to stockholders (FINOVA) 1993 . . . Acquired Renuzit air fresheners
1993 . . . Acquired United Exposition Service Co., Inc.
1993 . . . Acquired Andrews, Bartlett & Associates, Inc. 1993 . . . Acquired Gelco Convention Services, Inc.
1993 . . . Disposed of transportation manufacturing business 1994 . . . Completed acquisition of United Airlines catering kitchens
1994 . . . Acquired Steels catering kitchens in U.K.
1995 . . . Acquired Giltspur, Inc.
1995 . . . Acquired Panex Show Services
1995 . . . Acquired Concept Convention Services
1995 . . . Acquired Badger Exposition
1996 . . . Announced separation of Dial into
           two publicly-traded companies